UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-50345	20-0154352
(State or other jurisdiction) of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-430-2500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

(17 CFR 240.13e- 4(c))

Section 8-Other Events

Item 8.01 Other Events.

On August 19, 2016, Old Line Bank, the bank operating subsidiary of Old Line Bancshares, Inc. (the “Company”) purchased the aggregate 37.5% interest in Pointer Ridge Office Investment, LLC (“Pointer Ridge”) not held by the Company for an aggregate of $280,139 pursuant to Agreements of Purchase and Sale of Membership Interests that the Bank entered into with each of the prior owners of the remaining (in aggregate) 37.5% interest in Pointer Ridge.  Pointer Ridge owns our headquarters building, which we lease from Pointer Ridge.

An entity controlled by Frank Lucente, a director of the Company and Old Line Bank, owned 12.50% of Pointer Ridge and therefore received at the closing of the transaction a portion of the purchase price equal to $93,380.

On September 2, 2016, we paid off the entire $5.8 million principal amount of a promissory note previously issued by Pointer Ridge, for which the Company had guaranteed payment of up to 62.50% of any loan payments plus any costs the lender incurred resulting from any omissions or alleged acts by Pointer Ridge.  Upon Old Line Bank’s purchase of the remaining 37.5% interest in Pointer Ridge, the entire principal amount of the promissory note, which would have matured on September 5, 2016, become our obligation.

At a later date, we intend to transfer our headquarters building, currently owned by Pointer Ridge, to Old Line Bank and then dissolve Pointer Ridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date:  September 2, 2016By:  /s/Elise M. Hubbard

        Elise M. Hubbard, Senior Vice

        President and Chief Financial Officer